Exhibit 10.1


                                 LOAN AGREEMENT

     This Loan Agreement ("Agreement") is made as of March 9, 1994, by and between G. Cassidy and Associates, Inc., a Delaware corporation (the "Company") and U.S. Trust Company of California, N.A., a national banking association, not in its individual or corporate capacity, but solely in its capacity as trustee (the "Trustee") of the Cassidy and Associates, Inc. Employee Stock Ownership Trust (the "Trust") (the Trust is hereinafter sometimes referred to as the "Borrower"), which implements and forms part of the Cassidy and Associates, Inc. Employee Stock Ownership Plan (the "Plan") (the Trust and the Plan are hereinafter sometimes collectively referred to as the "ESOP").


                              W I T N E S S E T H:


     WHEREAS, the Company has duly established the Plan and the Trust and has duly appointed the Trustee;

     WHEREAS, the Company has previously entered into a Loan Agreement with the Trust dated October 2, 1989 (the "1989 Loan Agreement"), which agreement remains in full force and is not intended to be replaced by this Agreement;

     WHEREAS, pursuant to that certain Stock Purchase Agreement dated of even date herewith (the "Stock Purchase Agreement") between the Trust and the selling shareholders party thereto, the Trust has agreed to acquire from the selling shareholders, and the selling shareholders have agreed to sell to the Trust, 148,761 shares, par value $0.01 per share, of Class C Common Stock of the Company (the "ESOP Shares") for the aggregate price of $18,000,000;

     WHEREAS, the Trust desires to borrow from the Company, and the Company desires to lend to the Trust, $18,000,000 (the "Loan") to be used to purchase the ESOP Shares, on the terms and conditions hereof;

     WHEREAS, the parties hereto intend that the Loan constitute an "exempt loan" within the meaning of Section 4975(d)(3) of the Code, Treasury Regulation
Section 54.4975-7(b), Section 408(b)(3) of ERISA, and Department of Labor Regulation Section 2550.408b-3 (collectively, the "Exempt Loan Rules") and a "Stock Purchase Loan" within the meaning of Article 1 of the Trust and of
Section 5.2 of the Plan;

     WHEREAS, in contemplation of this Agreement and contemporaneously with the execution hereof, the Company has entered that certain Note Agreement dated of even date ("Note Agreement") herewith with the purchasers party thereto;

     WHEREAS, pursuant to the Note Agreement, the Company may sell $18,000,000 of its 7.95% Senior ESOP Notes (the "Notes").


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     NOW, THEREFORE, the parties hereto agree as follows:


                                    ARTICLE I
                         DEFINITIONS AND INTERPRETATION


     The following terms, as used herein, have the following meanings:

     1.1 "Closing Date" means the date of the closing of the sale and purchase of the ESOP Shares.

     1.2 "Code" means the Internal Revenue Code of 1986, as amended.

     1.3 "Collateral" means collateral subject to pledge pursuant to the Pledge Agreement.

     1.4 "Class C Common Stock" means the common shares, par value $0.01 per share, of Class C Common Stock of the Company.

     1.5 "Contributions" means amounts contributed by the Company to the ESOP.

     1.6 "Default" has the meaning specified in Section 5.1.


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     1.7 "Default Amount" has the meaning specified in Section 5.2.

     1.8 "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

     1.9 "Make-Whole Premium" has the meaning specified in Section 2.6.

     1.10 "Note" means the Note of the Borrower payable to the Company in the form attached hereto as Exhibit A.

     1.11 "Pledge Agreement" means the Pledge Agreement dated the Closing Date between the Borrower and the Company in the form attached hereto as Exhibit B.

     1.12 "Reinvestment Rate" has the meaning specified in Section 2.6.

     1.13 "Required Status" has the meaning specified in Section 1.18.

     1.14 "Statistical Release" has the meaning specified in Section 2.6.

     1.15 "Trust Agreement" means the Cassidy and Associates, Inc. Employee Stock Ownership Trust Agreement between the Company and the Trustee.


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


     1.16 "Weighted Average Life to Maturity" has the meaning specified in
Section 2 6.

     1.17 The terms "Borrower," "Company," "Exempt Loan Rules," "ESOP," "ESOP Shares," "Loan," "Note Agreement," "Plan," "Stock Purchase Agreement," "Trust" and "Trustee" have the meanings set forth in the preamble of this Agreement.

     1.18 General Interpretation. This Agreement and the Pledge Agreement shall be construed and interpreted so as to maintain the status of the Plan as a qualified leveraged employee stock ownership plan under Sections 401(a) and 4975(e)(7) of the Code, the Trust as exempt from taxation under Section 501(a) of the Code, the Loan as an "exempt loan" under the Exempt Loan Rules and the Loan as a "Stock Purchase Loan" under the Trust and the Plan (collectively, the "Required Status").


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


                                   ARTICLE II
                                      LOAN


     2.1 Commitment to Lend; Loan Maturity. The Company agrees, on the terms and conditions set forth in this Agreement, to make a Loan of $18,000,000 to the Borrower on the Closing Date. The Loan shall mature on October 1, 2001.

     2.2 Use of Proceeds. The Borrower shall use the proceeds of the Loan to purchase the ESOP Shares pursuant to the Stock Purchase Agreement

     2.3 Note. The Loan shall be evidenced by the Note payable to the Company.

     2.4 Interest. The Loan shall bear interest at the rate of 7.95% per annum, payable semiannually on the first day of each April and October in each year (commencing April 1, 1994) and at maturity and on overdue principal (including any overdue required repayment of principal) and premium, if any, and (to the extent legally enforceable) on any overdue installment of interest at the rate of 7.95% per annum after maturity until paid, to be expressed to mature on October 1, 2001. Interest on the Note shall be computed on basis of a 360-day year of twelve 30-day months. The Note is not subject to prepayment or redemption at the option of the Borrower prior to its maturity date except on the terms and conditions and in the amounts and with the premium, if any, set forth in Section 2.6 of this Agreement.


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


     2.5 Repayment of Principal. The Borrower agrees that on the first day of each April and October in each year commencing April 1, 1994 and ending October 1, 2001 (the "Fixed Payment Dates") it will repay and apply, and there shall become due and payable on the principal amount of the Loan, the applicable amounts set forth opposite the Fixed Payment Dates as follows:

          Fixed Payment Dates                         Applicable Amounts
          -------------------                         ------------------
          April 1, 1994                               $  550,000
          October 1, 1994                             $  550,000
          April 1, 1995                               $  356,205
          October 1, 1995                             $   67,147
          April 1, 1996                               $  282,546
          October 1, 1996                             $  221,331
          April 1, 1997                               $  293,655
          October 1, 1997                             $1,690,046
          April 1, 1998                               $1,753,175
          October 1, 1998                             $1,811,691
          April 1, 1999                               $1,797,343
          October 1, 1999                             $1,785,208
          April 1, 2000                               $1,850,368
          October 1, 2000                             $1,917,907
          April 1, 2001                               $1,987,910

leaving $1,085,469 becoming due at maturity on October 1, 2001. No premium shall be payable in connection with any required repayment made pursuant to this
Section 2.5. For the purposes of this Section 2.5, any prepayment of less than all of the outstanding loan shall be deemed to be applied first to the amount of principal scheduled to remain unpaid on October 1, 2001, and then to the remaining scheduled principal payments in reverse chronological order.


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


     2.6 Prepayment. The Borrower may at its option prepay the Loan, or portion thereof (and shall be required to make a prepayment in the amount of any prepayment made by the Company pursuant to Section 2.2 of the Note Agreement) by payment of a principal amount of the Loan, together with accrued interest thereon to the date of such prepayment and a premium (except that no premium shall be paid on any prepayment by the Borrower which is required as a result of a prepayment by the Company pursuant to Section 2.2 of the Note Agreement) equal to the Make-Whole Premium (determined as of five (5) business days prior to the date of such prepayment); provided, that no such prepayment shall be permitted if as a result thereof the Company would incur an excise tax under Chapter 43 of Subtitle D of the Code or if such prepayment would adversely affect the Required Status. Any prepayment made at the option of the Borrower pursuant to this
Section 2.6 shall be applied by the Company as an optional prepayment under
Section 2.3 of the Note Agreement.

     For purposes of this Section 2.6:

     "Make-Whole Premium" means, in connection with any prepayment, the excess, if any, of (i) the aggregate present value as of the date of such prepayment of each dollar of principal being prepaid (taking into account the application of such repayment required by Section 2.5) and the amount of interest (exclusive of interest accrued to the date of prepayment) that would have been payable in respect of such dollar if such prepayment had not been made, determined by discounting such amounts at the Reinvestment Rate from the respective dates on which they would have been payable, over (ii) 100% of the principal amount of the Loan being prepaid. If the Reinvestment Rate is equal to or higher than 7.95%, the Make-Whole Premium shall be zero.


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


     "Reinvestment Rate" means .25% plus the arithmetic mean of the yields under the respective headings "This Week" and "Last Week" published in the Statistical Release under the caption "Treasury Constant Maturities" for the maturity (rounded to the nearest month) corresponding to the Weighted Average Life to Maturity of the principal being prepaid (taking into account the application of such repayment required by Section 2.5). If no maturity exactly corresponds to such Weighted Average Life to Maturity, yields for the two published maturities most closely corresponding to such Weighted Average Life to Maturity shall be calculated pursuant to the immediately preceding sentence and the Reinvestment Rate shall be interpolated or extrapolated from such yields on a straight-line basis, rounding in each of such relevant periods to the nearest month. For the purposes of calculating the Reinvestment Rate, the most recent Statistical Release published prior to the date of determination of the premium hereunder shall be used.

     "Statistical Release" means the statistical release designated "H.15(519)" or any successor publication which is published weekly by the Federal Reserve System and which establishes yields on actively traded U.S. Government Securities adjusted to constant maturities or, if such statistical release is not published at the time of any determination hereunder, then such other reasonably comparable index which shall be designated by the Company.


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


     "Weighted Average Life to Maturity" of the principal amount of the Loan being prepaid means, as of the time of any determination thereof, the number of years obtained by dividing the then Remaining Dollar-Years of such principal by the aggregate amount of such principal. The term "Remaining Dollar-Years" of such principal shall mean the amount obtained by (i) multiplying (1) the remainder of (A) the amount of principal that would have become due on each scheduled payment date if such prepayment had not been made, less (B) the amount of principal on the Loan scheduled to become due on such date (after giving effect to such repayment and the application thereof in accordance with the provisions of Section 2.5), by (2) the number of years (calculated to the nearest one-twelfth) which will elapse between the date of determination and such scheduled payment date, and (ii) totaling the products obtained in (i).

     2.7 Pledge. The obligations of the Borrower are secured by the Collateral pledged pursuant to the Pledge Agreement.


                                   ARTICLE III
                         REPRESENTATIONS OF THE BORROWER


     The Borrower represents and warrants as follows:


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


     3.1 ESOP Existence. The Plan is in material compliance with all ERISA provisions. The Trust is a duly organized, validly existing employee stock ownership trust. The Trust and Plan constitute a valid employee stock ownership plan for the purposes of ERISA and Section 4975(e)(7) of the Code.

     3.2 ESOP Authority. The Trust has full power and authority and is duly authorized to conduct the activities in which it is now engaged, to own the properties owned by it and to consummate the transactions contemplated in or in connection with this Agreement.

     3.3 No Prohibited Transactions. The consummation of the transactions contemplated in or in connection with this Agreement will not involve any non-exempt prohibited transaction within the meaning of ERISA or Section 4975 of the Code.

     3.4 Use of Proceeds. The proceeds of the Loan will be used by the Trust solely to acquire "employer securities" for the Trust within the meaning of
Section 409(1) of the Code.

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


                                   ARTICLE IV
                               CLOSING CONDITIONS


     The obligation of the Company to make the Loan on the Closing Date shall be subject to the fulfillment on or prior to the Closing Date of the following conditions precedent:

     4.1 Note Agreement; Purchase and Sale of ESOP Stock; Pledge Agreement. On or prior to the Closing Date (i) the Company shall have executed and delivered the Note Agreement and received proceeds in the amount of $18,000,000; (ii) the Trustee and certain selling shareholders shall have executed and delivered the Stock Purchase Agreement; (iii) all conditions precedent to the purchase and sale of the ESOP Shares shall have been satisfied and the ESOP Shares shall have been purchased by the Trust in accordance with the terms of the Stock Purchase Agreement; and (iv) the Trustee shall have executed and delivered the Pledge Agreement.

     4.2 Plan and Trust Agreement. The Company shall have been furnished with a true and correct copy of the Plan and the Trust Agreement and there shall have been no amendments to the Plan or the Trust Agreement which might adversely affect the rights of the Company hereunder.

     4.3 Satisfactory Proceedings. All proceedings taken in connection with the transactions contemplated by this Agreement, and all documents necessary to the consummation thereof, shall be satisfactory in form and substance to the Company and its counsel, and the Company shall have received (executed or certified as may be appropriate) all legal documents or proceedings taken in connection with the consummation of said transactions.


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


                                    ARTICLE V
                         DEFAULTS AND REMEDIES THEREFOR


     5.1 Defaults. Any one or more of the following shall constitute a "Default" hereunder:

         (a) Default shall occur in the payment of interest on the Loan when the same shall have become due; or

         (b) Default shall occur in the making of any required repayment on the Loan as provided in Section 2.5.

     5.2 Remedies. When a Default has occurred and is continuing, the Company may (i) declare the Default Amount due and payable, without any presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived; (ii) may exercise its remedies under the Pledge Agreement to the extent of the Defaulted Amount; and (iii) may avail itself of all remedies available at law in respect of the Default Amount. For purposes hereof the term "Default Amount" shall mean as of any date the amount of principal and interest, if any, which is due and payable under Sections 2.4 or 2.5 of the Agreement and which is unpaid on such date.


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


                                   ARTICLE VI
                                  MISCELLANEOUS


     6.1 Limited Recourse. Notwithstanding any provision of this Agreement or the Note to the contrary, the obligations of the Borrower under this Agreement are payable only from, and the Company shall have no recourse against assets of the Borrower other than (i) Contributions (other than contributions of "employer securities" within the meaning of Section 409(1) of the Code) made by the Company to the Borrower to enable the Borrower to meet its obligations pursuant to this Agreement, (ii) the Collateral and (iii) dividends, distributions or other earnings attributable to the Collateral and to the investment of the Contributions.

     6.2 No Recourse Against Trustee. Neither the Trustee nor any successor trustee shall have personal liability for the obligations of the Borrower to the Company hereunder.

     6.3 Notices. All notices hereunder shall be in writing, delivered or mailed by registered or certified mail or by overnight air courier, to the following addresses:

          If to the Company:

             Cassidy and Associates, Inc.
             700 13th Street, N.W.
             Washington, D.C. 20005
             Attention: Gerald S. J. Cassidy

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


          With a copy to:

             Sidley & Austin
             1722 Eye Street, N.W.
             Washington, D.C. 20006
             Attention: Lester G. Fant, III

          If to the Borrower:

             U.S. Trust Company of California, N.A.
               as Trustee for the Cassidy and Associates, Inc. Employee Stock Ownership Trust
             c/o UST Fiduciary Services, Ltd.
             1300 Eye Street, N.W.
             Suite 1080 East
             Washington, D.C. 20005
             Attention: Norman P. Goldberg

          With a copy to:

             Keck, Mahin & Cate
             1201 New York Avenue, N.W.
             Washington, D.C. 20005
             Attention: Luis Granados

     6.4 Successors and Assigns. This Agreement shall be binding upon the parties hereto and their successors and assigns.

     6.5 Severability. Should any part of this Agreement for any reason be declared invalid, such decision shall not affect the validity of any remaining portion, which remaining portion shall remain in force and effect as if this Agreement had been executed with the invalid portion thereof eliminated and it is hereby declared the intention of the parties hereto that they would have executed the remaining portion of this Agreement without including therein any such part, parts, or portion which may, for any reason, be hereafter declared invalid; provided, that the provisions of this section shall not operate in a manner which would result in a failure to maintain the Required Status.


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


     6.6 Amendments. This Agreement may be amended in writing by the parties; provided, that no amendment shall be executed which would adversely affect the Required Status. The parties agree to negotiate in good faith any amendment (which amendment may have retroactive effect) necessary to be executed to maintain Required Status.

     6.7 Governing Law. This Agreement and the Note executed hereunder shall be governed by and construed in accordance with the laws of the State of New York (without regard to the principles of conflict of laws thereof) to the extent not preempted by federal law.

     6.8 Captions. The descriptive headings of the various Sections or parts of this Agreement are for convenience only and shall not affect the meaning or construction of any of the provisions hereof.


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


     IN WITNESS WHEREOF, the undersigned have duly executed this Agreement on the date and year first above written.

                                   G. CASSIDY AND ASSOCIATES, INC.

                                   By:       [illegible signature]
                                       -----------------------------------------
                                   Its:            President
                                       -----------------------------------------

                                   U.S. TRUST COMPANY OF CALIFORNIA,
                                   N.A., not in its individual or corporate capacity but solely as Trustee of the Cassidy and Associates, Inc. Employee Stock
                                   Ownership Trust

                                   By:         /s/ Norman P. Goldberg
                                       -----------------------------------------
                                   Its:         Senior Vice President
                                       -----------------------------------------


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